CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES RELEASES LETTER TO SHAREHOLDERS
OUTLINING ENTERPRISE MARKET STRATEGY

New York, NY - June 21, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) (“Medis”) announced today that the Company has made public a Letter to Shareholders from Medis Chairman and CEO Robert K. Lifton. The letter is included in its entirety in this press release below:

Dear Fellow Shareholder,

In speaking to some of our investors, it became evident to me that in discussing our strategy regarding the “enterprise market,” we had not described fully the breadth of that market and how we intended to use the delivery of our Power Packs next month to access that market. Since we consider this a prime market for our product and since recent activities by major companies relating to that market emphasize its implications for Medis, it may be worth while to revisit that topic and explain our thinking more explicitly.

When we speak of the “enterprise market,” we are referring to those companies who want to connect their employees who work outside of a typical office setting, such as sales reps, delivery people, technical teams and the like, with secure high-speed wireless networks that provide access to business-to-business systems through the use of wireless computing devices with high-capacity data storage. Many companies use wireless devices to provide better customer service with more effective allocation of resources and to enable field-based employees to work more productively through real-time access to work orders, parts lists and other essential back-office information. Real time wireless solutions help streamline the supply chain, provide sales reps with crucial customer information needed to increase sales and equip drivers and merchandisers with the necessary tools to improve productivity. Obvious examples are Federal Express, whose employees use about 80,000 hand held devices and UPS, whose employees use approximately 90,000 devices.

It has been reported that companies are increasingly using advanced software in hand held devices to manage important elements of their business. A major impetus in this area, reflecting the growing importance of this business model, is the large scale commitment by Microsoft Corporation to the sale of its Windows Mobile™ 5.0 to enable hand held devices to provide all of the capabilities available on desk top and lap top computers. As noted by Mr. Pieter Knook, Senior Vice President of Microsoft, (ZDNet Asia, May 12, 2005) “With the new platform release, it is now easier to customize content and services that mobile operators want to push out to their customers.” The goal for 2007 set by Microsoft’s CEO, Steve Ballmer, is to have 100 million hand-held devices in the market featuring the Windows Mobile™ 5.0 operating system.

As Mr. Knook pointed out in that same interview, however, “the limited battery lifespan of a mobile device is still the

Medis Technologies Ltd.	Page 2
June 21, 2005

industry’s biggest challenge…Whilst we can dramatically improve bandwidth, screen size storage capacities and so on, the one thing that does not improve dramatically is the amount of battery capacity that is available to us…The battery, ultimately becomes the biggest governor of what is practically feasible to offer to people. You wouldn’t want a device on which you can watch a video for four hours and then can’t make a phone call after that.”

In our team’s meetings with the large mobile operators in the US and Europe we were advised that the mobile operators considered the enterprise market a very important part of their business. Some of them indicated that based on the volume of data transmitted, the enterprise customers were disproportionately heavy users of their services, accounting for a significant portion of their revenues. That makes such customers an attractive market on which the mobile operators focus and over which they compete. For example, Cingular recently noted publicly that it has some 1,700 sales people specifically devoted to “Business to Business (B2B)” customers. Some of you may have seen the full page ad in The Wall Street Journal (April 28, 2005, A13) from Cingular discussing its relationship with the Taylor Made Company as an example of how it is able successfully to service an enterprise market customer, “allowing its representatives to maximize their sales by deploying a wireless solution that automated the inventory process.” Indeed, Cingular has joined with Microsoft in announcing their plan to collaborate with a host of device manufacturers to make available the Windows Mobile™ operating system using Cingular’s digital voice and data network. Cingular has made available to its customers a portfolio of Windows Mobile™ based Smartphones, including devices from Motorola and Audiovox, and also offers several PDAs running Windows Mobile™ operating system software, including the first integrated voice and data HP Pocket PC. Further to this point, on June 7th, Microsoft announced an important new feature of Windows Mobile™ 5.0, namely the delivery of e-mail to mobile devices without any action on the part of the user.

In the light of those facts - the expanding ability to move much more sophisticated data using Windows Mobile™ 5.0, the importance of the enterprise market to the mobile operators, including the development of specific products for those customers, and the pressing need for more battery life, as stated by Microsoft’s Pieter Knook - you can readily understand our focus on that market as an exciting potential for the purchase of our Power Pack products. We believe that our Power Pack is uniquely able to provide a solution to the power needs of that market. You can also see why we have focused so much attention on the mobile operators who are competing for that market and given the size of their enterprise market customers, and the frequent use of the handhelds, the sales volume they potentially represent for Medis.

This may help better explain our program as reflected in the Cooperation Agreement we just announced with one major mobile operator. That program calls for us to deliver approximately 15 Power Pack units starting in middle of next month to each of the mobile operators who enter into cooperation agreements with us. Each of those units, with the ability to offer up to 15-20 hours of use time, can be demonstrated by the mobile operator to decision makers at large companies making up the enterprise market to allow them to experience the use of our Power Pack. Even with only 15 Power Packs per mobile operator, we believe that with this multiplier effect the market outreach in the enterprise market can be quite broad.

By emphasizing the enterprise market, I don’t want to minimize the importance of the other consumers served by the mobile operators and the very broad consumer markets served by our distributors- Kensington/ACCO, which includes coverage of the major big box stores, ASE International, which covers some 60,000 store fronts of drug store, convenience store and other chains and Superior Communications which sells to stores operated by certain mobile operators. In addition to delivery of Power Pack units to mobile operators, we have also scheduled July delivery of a limited number of Power Pack units to our distributors who plan to introduce them to some of the buyers for their major customers, facilitating our outreach efforts in those markets, as well. A propos of the consumer market, it is interesting to note that Sprint recently announced an agreement with Sirius Satellite Radio to make satellite radio available on its cell phones and Google services are now available on AT&T wireless phones.

Medis Technologies Ltd.	Page 3
June 21, 2005

Finally, I should note that the units being delivered next month are quite a bit smaller than any we have demonstrated thus far. As I have advised you previously, the final market product will be smaller even than these and is expected to be delivered to the appropriate regulatory authorities as well as the mobile operators for testing this October - November, 2005.

Sincerely,

Robert K. Lifton
Chairman & CEO

Microsoft and Windows Mobile are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

###